Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AdvanSix Inc. of our report dated February 21, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AdvanSix Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 23, 2020